UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2007

Oasys Mobile, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26925	65-0185306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Road Suite 208 Raleigh, North Carolina	27607
(Address of principal executive offices)	(Zip Code)

(919) 807-5600
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007,  J. Winder Hughes resigned as a Director of Oasys Mobile. Mr. Hughes had no disagreements with management or Oasys Mobile on any matter relating to its operations, policies or practices. Mr.  Hughes was a member of the Corporate Governance and Nomination Committee.

On July 2, 2007,  Stephen Finn resigned as a Director of Oasys Mobile. Mr. Finn had no disagreements with management or Oasys Mobile on any matter relating to its operations, policies or practices. Mr. Finn was a member of the Compensation Committee.

Item 8.01.	Other Events.

The 6% Senior Secured Debentures (the “Debentures”) owed by Oasys Mobile to LAP Summus Holdings, LLC and RHP Master Fund, Ltd. (collectively, the “Lenders”) matured in accordance with their terms on June 30, 2007. Oasys Mobile was unable to pay the $8 million in principal of the Debentures, plus accrued and unpaid interest, to the Lenders and is currently in default under the terms of the Debentures and all related agreements. On July 2, 2007, Oasys Mobile received notice from the Lenders that an event of default has occurred in connection with the Debentures and that the Lenders will forbear on this default and shall evaluate, in their sole and absolute discretion, their forbearance on a day-to-day basis. This forbearance is subject to, among other things, the satisfactory progress of discussions regarding the repayment, refinancing or restructuring of Oasys Mobile’s indebtedness pursuant to the Debentures.  The Lenders may terminate such forbearance at their discretion.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OASYS MOBILE, INC.

By:	/s/ Donald T. Locke
Donald T. Locke Executive Vice-President - Corporate Development
Date: July 6, 2007

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